Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 26, 2018 with respect to the consolidated financial statements of Federal-Mogul LLC for the year ended December 31, 2017, which are included in this Current Report of Tenneco Inc. on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of Tenneco Inc. on Forms S-8 (File No. 333-17485, File No. 333-41535, File No. 333-33934, File No. 333-101973, File No. 333-113705, File No. 333-142475, File No. 333-159358 and File No. 333-192928).

/s/ Grant Thornton LLP

Southfield, Michigan

May 9, 2018